ADDITIONAL SPACE MODIFICATION TO LEASE CONTRACT AND EXTENSION OF PRIMARY LEASE AGREEMENT

This additional space modification and extension agreement made hereto by and between MONTEREY & GREAT PACIFIC CORPORATION hereinafter called Lessor, and Vincera, Inc., formerly know as Smarte Solutions, Inc. and MoveMoney.com, Inc., hereinafter called Lessee.

WITNESSETH:

Whereas, Lessor and Lessee heretofore entered into and Lease RENEWAL Contract, dated July 1, 2000, covering approximately 3,320 square feet of rentable space on the third floor of the Congress Square II office building, Austin, Travis County, Texas.

Whereas, Lessor and Lessee heretofore agreed to extend that lease agreement until June 30, 2006, and now agree to extend further that renewal agreement until January 31, 2008.  The additional nineteen months added to the renewal term includes increasing the space by approximately 2322 rentable square feet in the adjacent space currently known as suite #300 of the Congress Square II office building, Austin, Travis County, Texas.

I

This extension and expansion of the current leased space will constitute a total of approximately 5642 rentable square feet at a new rate of $7525.00 per month beginning February 1, 2006 and continuing thereafter until January 31, 2008.

II

Lessor will modify the new space to create a direct access from the existing suite #350 and close off the current hallway to incorporate the space as defined by the attached exhibit “A”.   Further interior improvements will be completed as per agreement between Lessor and Lessee.  Lessor will provide for a first right of refusal on any adjacent space as it becomes available.  Lessee will have 20 days to accept any adjacent space.  Lessee shall be offered the right to renew the lease for an additional two years at the same rate and terms.

III

Except as modified by this Addition of the Lease Contract, the Original Lease and all Renewals remain unchanged and continues unabated in full force and effect.

Executed in multiple counterparts, each of which shall have the force and effect of an original as of this 25 day of January, 2006

LESSOR

LESSEE

MONTEREY & GREAT PACIFIC

Vincera, Inc.

CORPORATION

By:  /s/ William R. Dawson

By: /s/ David R. Malmstedt

        William R. Dawson

       David R. Malmstedt